                                                                  EXHIBIT (c)(5)

                                  BOLLE INC.
                           555 Theodore Fremd Avenue
                                  Suite B-320
                              Rye, New York 10580



                               November 24, 1999



Marlin Holdings, Inc.                      Wind Point Partners
555 Theodore Fremd Avenue                  One Towne Square
Suite B-320                                Suite 700
Rye, New York 10580                        Southfield, Michigan 48076

Ladies and Gentlemen:

     Reference is hereby made to that certain Management Services Agreement, dated March 11, 1998 between Bolle Inc. ("Bolle") and Marlin Holdings, Inc. ("Marlin"), as amended by that certain Amendment No. 1, dated September 23, 1998 and as in full force and effect as of the date hereof (the "Management Services Agreement"). Bolle and Marlin, intending to amend such agreement, hereby agree that, effective upon consummation of the tender offer (the "Offer") pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among and Worldwide Sports and Recreation, Inc., Shade Acquisition, Inc. ("Shade Acquisition"), and Bolle, (i) the difference, if any, between $3,300,000 and the Transaction Fees (as defined in the Merger Agreement) actually paid or incurred by Bolle shall be paid to Marlin in a lump sum payment in payment of amounts otherwise payable to Marlin under the Management Services Agreement, provided that such lump sum payment shall not exceed $600,000 in the aggregate (the "Lump Sum Payment"), (ii) the remaining amounts payable to Marlin under the Management Services Agreement (after taking into account the payment of the Lump Sum Payment) shall be payable to Marlin in installments of $50,000 per month for the number of months necessary in order to pay such remaining amounts in full, provided that, notwithstanding the foregoing, the last month's payment shall be equal to such lesser amount as may be necessary in order to pay such remaining amounts in full (the "Scheduled Marlin Payments"), and (iii) the Scheduled
Marlin Payments shall be subordinated to any bank and other indebtedness for borrowed money incurred or assumed by Bolle in connection with, or as a result of, the consummation of the Offer or the related merger and any indebtedness which may thereafter replace or succeed to such indebtedness ("Aggregate Funded Debt"). Accordingly, the Scheduled Marlin Payments shall only be paid to Marlin if there is no default or continuing event of default (a "Aggregate Funded Debt Default") by Bolle under any of the documents, agreements or other instruments relating to the Aggregate Funded Debt (the "Aggregate Funded Debt Documents").
If requested by Bolle or Shade Acquisition, Marlin hereby agrees to execute and deliver a Subordination Agreement, in such form as may be reasonably requested by the Aggregate Funded Debt lenders, in order to more fully effectuate the terms and conditions of this letter agreement.
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     Upon curing any Aggregate Funded Debt Default, Bolle shall pay any deferred
Scheduled Marlin Payments which have not already been repaid by Wind Point Partners, to the extent permitted by the Aggregate Funded Debt Documents. In the absence of an Aggregate Funded Debt Default, management fees payable to Wind Point Partners (the "Wind Point Fees") shall rank pari passu with the Scheduled Marlin Payments. In the event of an Aggregate Funded Debt Default, the Wind
Point Fees shall be subordinate to the Scheduled Marlin Payments until such time as the Aggregate Funded Debt Default is cured and Scheduled Marlin Payments which have been deferred as a result of such Aggregate Funded Debt Default are repaid in full at which time the Scheduled Marlin Payments shall again rank pari passu with the Wind Point Fees. Upon an Aggregate Funded Debt Default, the Wind Point Fees that have been paid to Wind Point Partners since the date of consummation of the Offer shall be paid over to Marlin to the extent that Scheduled Marlin Payments have not been paid. In lieu thereof, Wind Point Partners may elect to obtain a letter of credit or other comparable form of credit enhancement acceptable to Marlin securing the Scheduled Marlin Payments until such Scheduled Marlin Payments have been paid in full.

     Furthermore, the parties hereto agree that, effective upon consummation of the Offer, Bolle Inc. shall assign and transfer, and Marlin shall assume, that certain Lease Agreement for the Bolle offices located at 555 Theodore Fremd Avenue, Rye, New York. Marlin hereby agrees to indemnify Bolle for, and hold Bolle harmless from any liabilities, debts or other obligations arising under such lease.

     The parties hereto expressly acknowledge and agree that Shade Acquisition is a third party beneficiary of this letter agreement and that this letter agreement may not be amended, terminated, revoked or modified without the prior written consent of Shade Acquisition. If it accurately reflect our agreements, please so indicate by executing both counterparts hereof in the space provided below, retaining one counterpart for your records and returning the other counterpart to the undersigned. This letter agreement will then constitute a binding agreement between us.


                                        Very truly yours,


                                        BOLLE INC.

                                        By:________________________________
                                        Title:_____________________________
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Acknowledged, accepted
and agreed this _____
day of November, 1999.


MARLIN HOLDINGS, INC.

By:_____________________________
Title:__________________________


WIND POINT PARTNERS

By:_____________________________
Title:__________________________